SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 29, 2004 (December 22, 2004)

Date of Report (Date of earliest event reported)

RCN Corporation

(Exact name of Registrant as specified in its charter)

Delaware	0-22825	22-3498533
(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

105 Carnegie Center

Princeton, NJ 08540-6215

(Address of principal executive offices, including zip code)

(609) 734-3700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 21, 2004 (the “Effective Date”), the Joint Plan of Reorganization of RCN Corporation (“RCN” or the “Company”) and certain subsidiaries (the “Plan”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) became effective and the Company, together with its affiliated debtors and debtors-in-possession, emerged from reorganization proceedings under the Bankruptcy Code. On the Effective Date, the terms of the members of RCN’s board of directors, David C. McCourt, James Q. Crowe, Alfred Fasola, Richard R. Jaros, Thomas P. O’Neill, III, Eugene Roth, Walter Scott, Jr. Michael B. Yanney and Peter S. Brodsky ended. Pursuant to the Plan and the bankruptcy court’s confirmation order, the following individuals were appointed, as of the Effective Date, as the members of reorganized RCN’s board of directors: Peter Aquino, Benjamin C. Duster IV, Theodore H. Schell, Michael E. Katzenstein, Lee S. Hillman and Daniel Tseung. A seventh board member was to be appointed.

On December 22, 2004, the new RCN board of directors met and elected James F. Mooney as a director of the Company and appointed him Chairman of the board of directors. In addition, the board of directors appointed Peter D. Aquino to serve as President and Chief Executive Officer.

NEW BOARD OF DIRECTORS

James F. Mooney, Chairman of RCN, also currently serves as Chairman of NTL, Incorporated, a provider of bundled telecommunications services, including voice, video, and data services, in the United Kingdom and the Republic of Ireland. Prior to joining NTL, Mr. Mooney was Executive Vice President and Chief Operating Officer of Nextel Communications Inc. from April 2001 to September 2002. Before Nextel, from January 2000 to January 2001, he was Chief Executive Officer and Chief Operating Officer of Tradeout Inc., an asset management firm jointly owned by GE Capital Corp., eBay Inc. and Benchmark Capital. From April 1999 to January 2000, he was the Chief Financial Officer at Baan Company, a business management software provider that had dual headquarters in Amsterdam and Virginia. From 1980 to March 1999, Mr. Mooney held a number of positions with IBM, including his last position as Chief Financial Officer of the Americas. Mr. Mooney is a director of Sirius Satellite Radio.

Peter D. Aquino, President and Chief Executive Officer of RCN, previously served as a Senior Managing Director of Capital & Technology Advisors LLC, a telecom restructuring firm from 2001 through 2004. From 1995 to 2001, Mr. Aquino helped design, build, and operate the first “triple play” integrated broadband company in Venezuela. Prior to 1995, Mr. Aquino spent thirteen years with Bell Atlantic (now Verizon) in various positions, including: finance, regulatory, and corporate development. Mr. Aquino currently serves as a Director of Neon Communications, Motient Corporation and iBasis, Inc. Mr. Aquino earned his MBA at George Washington University in D.C.

Benjamin C. Duster, IV, a graduate of Yale College, Harvard Business School and Harvard Law School, is a partner at Masson & Company, LLC, a turnaround management and financial restructuring firm and has extensive experience in turnaround management and restructuring. Mr. Duster currently serves on the boards of Algoma Steel, Inc. as Chairman, Neenah Foundry Company as a Board member and River Cities Capital Fund as an Advisory Board member.

Lee S. Hillman is a graduate of the Wharton School of Finance of the University of Pennsylvania and the Graduate School of Business of the University of Chicago. He is a former partner at Ernst & Young and from 1992-1996 held numerous executive management positions, including Chairman and Chief Executive Officer of Bally Total Fitness Holding Corp. and Executive Vice President and Chief Financial Officer of Bally Entertainment Corporation, which included the operation of casino hotels and resorts, health clubs and other entertainment properties.

Michael E. Katzenstein is a graduate of the State University of New York at Binghamton and Boston University School of Law. He began his career at Kronish, Lieb, Weiner and Hellman LLP and in 1995 left private practice to join OpTel, Inc. as Vice President, Secretary and General Counsel. OpTel was one of the first and largest companies offering competitive integrated cable television, local and long distance telephone, and high-speed Internet services to the U.S. residential marketplace. Mr. Katzenstein is a founding partner of CXO, L.L.C., a highly regarded restructuring, crisis and turnaround management firm with national and international experience.

Theodore H. Schell is a graduate of Johns Hopkins University and the Johns Hopkins School of Advanced International Studies. He served for 11 years as Senior Vice President of Strategy and Corporate development and as a member of the Management Committee at Sprint Corporation. Before joining Sprint, Mr. Schell was the founder, President and CEO of Realcom Communications Corporation, which operated as an integrated provider of voice and data services to corporate clients. Mr. Schell is currently a Managing Director at Liberty Associated Partners LLP, prior to which he was a General Partner at Apax Partners where he oversaw U.S. investments in telecommunications and related technology companies. He serves as a Director of Time Warner Telecom, Inc., and as a senior advisor to national and international cable television and telecommunications companies.

Daniel Tseung currently serves as an Investment Advisor to the Sun Hung Kai Properties Group, one of Asia’s largest conglomerates, as well as Director of Investments for SUNeVision Holdings Limited, a leading Asian Internet infrastructure and services provider. Mr. Tseung was previously a Director in the Technology & Communications Group of GE Equity, the private equity arm of GE Capital. Mr. Tseung has completed over twenty private equity investments in the telecommunications and information technology sectors. He currently serves as a Board Director for Chinacast, Cellon, Legend Silicon, and IP Dynamics and as a Board Observer for eAccess.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1 Press Release of RCN Corporation dated December 28, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCN CORPORATION

By:	/s/ Deborah M. Royster
Name:	Deborah M. Royster
Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: December 29, 2004

EXHIBIT INDEX

Exhibit No.
Exhibit 99.1	Press Release of RCN Corporation dated December 28, 2004.